NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Fourth Quarter and Year End 2013 Results

Fourth Quarter of 2013 Highlights
	Net income of $1.40 million compared with a net loss of $192,000 in the fourth quarter 2012

	Nonperforming loans declined $8.47 million, or 79.5% compared with fourth quarter 2012
	Nonperforming assets to total assets ratio improved to 1.23%

2013 Full-Year Highlights
	Net income of $4.33 million compared with net income of $2.05 million in 2012

	Improved profitability driven by significantly lower loan provision; loan loss provision decreased $4.0 million from 2012

	Transaction deposit growth of $30.6 million, up 10.9% from 2012
	Wealth Management Services division revenue rose to annual record high

WARRENTON, VA, February 5, 2014 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.40 million for the fourth quarter of 2013 compared with a net loss of $192,000 for the fourth quarter of 2012.  Basic and diluted earnings per share for the fourth quarter of 2013 were $0.38 and $0.37, respectively, compared with basic and diluted loss per share of $0.05 in the fourth quarter of 2012.  For the year ended December 31, 2013, net income was $4.33 million compared with $2.05 million for 2012.  Basic and diluted earnings per share for the year ended December 31, 2013 were $1.17 and $1.16, respectively, compared with basic and diluted earnings per share of $0.56 and $0.55 for 2012. The increase in year-to-year earnings was primarily attributable to a decrease of $4.0 million to the loan loss provision, partially offset by a $942,000 decrease in net interest income.
Randy Ferrell, President and CEO stated, "Our financial performance reflects our persistent efforts to improve credit quality.  We have worked through the impaired hospitality loans mentioned a year ago, and we have now converted the one remaining loan into other real estate owned during the fourth quarter 2013.  Subsequently, this property has been sold and will be reflected in our first quarter 2014 earnings with no additional material loss, and a $2.7 million reduction in nonperforming assets."

Ferrell said, "Our Wealth Management Services (WMS) division revenue rose to an annual record high of $1.91 million for 2013, as families continue to come to us for investment advice, comprehensive financial planning and trust services.  This increase of 10.4% over the 2012 revenues is due to the efforts of our team of experienced associates and a full array of product offerings that meet the needs of our Wealth Management customers."

Return on average assets was 0.91% and return on average equity was 11.16% for the fourth quarter of 2013, compared with a loss on the ratios of (0.13%) and (1.58%), respectively, for the fourth quarter of 2012.  For the year ended December 31, 2013, Fauquier Bankshares' return on average assets was 0.72% and return on average equity was 8.89%, improving on the returns of 0.35% and 4.25%, respectively, for 2012.
Net interest margin was 3.60% in the fourth quarter of 2013, unchanged from the same period in 2012. Net interest income for the fourth quarter of 2013 increased $168,000 or 3.4% when compared with the fourth quarter of 2012.  The net interest margin was 3.64% for the year ended December 31, 2013 compared with 3.85% in 2012. Net interest income for the year ended December 31, 2013 decreased $942,000, or 4.5%, over the same period in 2012.  Interest income continues to be adversely impacted by the extended low interest rate environment as yields on earning assets decline from previous quarters.
Nonperforming assets totaled $7.57 million or 1.23% of total assets at December 31, 2013, compared with $12.38 million or 2.06% as of December 31, 2012.  Included in nonperforming assets at December 31, 2013 were $2.18 million of nonperforming loans, $4.09 million of other real estate owned and $1.30 million of nonperforming corporate bond investments.  Nonperforming assets decreased $4.8 million from a year ago as nonperforming loans fell to $2.2 million, or 0.48% of total loans.
"In December 2013, due to the uncertainty under the Volcker rule, of the treatment of collateralized debt obligations (CDO) backed by trust preferred securities, one nonperforming bond investment was sold for a pre-tax gain of $144,000." Ferrell said. "Based on the interim final Volcker rule issued in January 2014, the remaining three securities held by the Bank continue to be in compliance.  The market pricing of trust preferred CDOs has considerably improved in the past few months."
Net loan charge-offs were $315,000 in the fourth quarter 2013 compared with $4.31 million in the fourth quarter of 2012. The ratio of net charge-offs to average loans outstanding for the fourth quarter of 2013 was 0.07% compared with 0.95% for the same period in 2012. For the year ended December 31, 2013, net charge-offs were $1.39 million or 0.31% of average loans compared with $6.28 million or 1.38% of average loans for 2012.
The provision for loan losses for the fourth quarter of 2013 was $500,000 compared with $1.96 million for the fourth quarter of 2012.  Allowance for loan losses was $6.67 million or 1.48% of total loans at December 31, 2013, compared with $6.26 million or 1.39% of total loans at December 31, 2012.  As a result of considerable improvement in credit quality, coupled with a $4.9 million decline in net loan charge-offs, and a sufficient reserve already in place, the provision for loan losses was $1.8 million in 2013 compared with $5.8 million in 2012.
Noninterest income, excluding securities gains and losses, increased $110,000 to $1.68 million for the fourth quarter 2013 compared with $1.57 million for the same period in 2012. Noninterest income, excluding securities gains and losses, increased $352,000 to $6.55 million for the year ended December 31, 2013 compared to $6.20 million for the same period in 2012.  The majority of the increase is related to an increase to wealth management income and services charges on deposit accounts.

Noninterest expense for the fourth quarter 2013 decreased $458,000 or 9.21% to $4.51 million compared with $4.97 million for the same period in 2012.  A majority of the decrease related to $370,000 added to other real estate owned (OREO) provision in 2012 subsequent to the fourth quarter and year end 2012 earnings release.  Noninterest expense for the year ended December 31, 2013 increased $36,000 or 0.21% to $19.11 million compared with $19.07 million for the same period in 2012.
Total assets were $615.8 million at December 31, 2013 compared with $601.4 million at December 31, 2012. Total loans, net were $444.7 million at December 31, 2013 compared with $445.1 million at December 31, 2012. Total deposits were $540.2 million at December 31, 2013 compared with $515.1 million at December 31, 2012.  Transaction deposits (Demand & NOW accounts) grew $30.6 million to $310.9 million at December 31, 2013 compared with $280.3 million at December 31, 2012, representing 57.6% of total deposits.
Shareholders' equity increased to $51.2 million at December 31, 2013 compared with $47.7 million at December 31, 2012. The Company's regulatory capital ratios continue to be deemed "Well Capitalized" by the Federal Reserve Bank of Richmond.  At December 31, 2013, the Company had a leverage ratio of 9.24%, compared with 9.12% one year earlier.  The tier 1 and total risk-based ratios were 13.28% and 14.54%, respectively, at December 31, 2013, compared with 12.19% and 13.44% at December 31, 2012.
In an effort to better serve our customers, The Fauquier Bank has purchased a former BB&T Bank branch located at 8781 Centreville Road in Manassas, Virginia.  The leased Old Town Manassas branch, located at 9071 Center Street, Manassas, Virginia will close February 28, 2014 in anticipation of the more accessible Centreville Road branch expected to open in the spring of 2014. In addition, a new branch is currently under construction in Gainesville, VA, one of the fastest growing areas of Northern Virginia.  The Gainesville branch is scheduled to open in early spring 2014.
The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  Fauquier Bankshares' stock price closed at $14.39 per share on February 4, 2014.  Additional information, including a more extensive investor presentation with comparisons of the company's performance to peer institutions is available at http://investor.fauquierbank.com/CorporateProfile.aspx?iid=1017981 or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE:  Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012

EARNINGS STATEMENT DATA:
Interest income	$5,735	$5,841	$5,748	$5,721	$5,794
Interest expense	671	689	824	878	898
Net interest income	5,064	5,152	4,924	4,843	4,896
Provision for loan losses	500	333	800	167	1,957
Net interest income after provision for loan losses	4,564	4,819	4,124	4,676	2,939
Noninterest income	1,683	1,689	1,739	1,440	1,573
Securities gains (losses)	144	-	-	-	-
Noninterest expense	4,513	4,926	4,826	4,841	4,971
Income (loss) before income taxes	1,878	1,582	1,037	1,275	(459)
Income taxes	477	418	233	313	(267)
Net income (loss)	$1,401	$1,164	$804	$962	$(192)

PER SHARE DATA:
Net income per share, basic	$0.38	$0.31	$0.22	$0.26	$(0.05)
Net income per share, diluted	$0.37	$0.31	$0.22	$0.26	$(0.05)
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,713,342	3,713,342	3,713,342	3,703,039	3,695,160
Average diluted shares outstanding	3,734,812	3,731,888	3,728,754	3,715,585	3,714,699
Book value at period end	$13.80	$13.16	$12.95	$12.98	$12.92
BALANCE SHEET DATA:
Total assets	$615,774	$595,449	$590,899	$596,767	$601,387
Loans, net	444,710	448,524	436,084	443,591	445,108
Investment securities	55,033	51,562	50,067	47,839	50,429
Deposits	540,204	522,803	519,329	509,604	515,134
Transaction accounts (Demand & NOW accounts)	310,930	295,697	278,230	268,930	280,303
Shareholders' equity	51,227	48,885	48,103	48,209	47,748
PERFORMANCE RATIOS:
Net interest margin(1)	3.60%	3.76%	3.60%	3.59%	3.60%
Return on average assets	0.91%	0.78%	0.54%	0.66%	(0.13)%
Return on average equity	11.16%	9.51%	6.65%	8.12%	(1.58)%
Efficiency ratio(2)	65.73%	70.76%	71.13%	75.59%	75.41%
Yield on earning assets	4.07%	4.25%	4.19%	4.24%	4.26%
Cost of interest bearing liabilities	0.58%	0.61%	0.72%	0.78%	0.80%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
ASSET QUALITY RATIOS:
Nonperforming loans	$2,184	$5,060	$6,698	$10,368	$10,650
Other real estate owned	4,085	1,406	1,406	1,406	1,406
Foreclosed property	-	-	-	-	-
Nonperforming corporate bonds, at fair value	1,300	128	96	79	325
Total nonperforming assets	7,569	6,594	8,200	11,853	12,381
Restructured loans still accruing	8,613	8,564	8,484	7,384	5,556
Student loans (U. S. Government guaranteed) past due 90 or more days and still accruing	7,917	3,629	3,220	-	-
Loans past due 90 or more days and still accruing	506	1	355	-	132
Total nonperforming and other risk assets	$24,605	$18,788	$20,259	$19,237	$18,069

Nonperforming loans to total loans, period end	0.48%	1.11%	1.51%	2.31%	2.36%
Nonperforming assets to period end total assets	1.23%	1.11%	1.39%	1.99%	2.06%
Allowance for loan losses	$6,667	$6,481	$6,836	$6,088	$6,258
Allowance for loan losses to period end loans	1.48%	1.42%	1.54%	1.35%	1.39%
Allowance for loan losses as percentage of nonperforming loans, period end	305.27%	128.10%	102.06%	58.72%	58.76%
Net loan charge-offs for the quarter	$315	$688	$51	$337	$4,305
Net loan charge-offs to average loans	0.07%	0.15%	0.01%	0.07%	0.95%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.24%	9.31%	9.08%	9.09%	9.12%
Tier 1 risk-based capital ratio	13.28%	12.93%	12.72%	12.42%	12.19%
Total risk-based capital ratio	14.54%	14.18%	13.97%	13.67%	13.44%
Tangible equity to total assets	8.32%	8.21%	8.14%	8.08%	7.94%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Twelve Month Period Ended,
	Dec. 31, 2013	Dec. 31, 2012
EARNINGS STATEMENT DATA:
Interest income	$23,045	$24,954
Interest expense	3,062	4,029
Net interest income	19,983	20,925
Provision for loan losses	1,800	5,807
Net interest income after
provision for loan losses	18,183	15,118
Noninterest income	6,551	6,199
Securities gains (losses)	144	166
Noninterest expense	19,106	19,070
Income before income taxes	5,772	2,413
Income taxes	1,441	360
Net income	$4,331	$2,053

PER SHARE DATA:
Net income per share, basic	$1.17	$0.56
Net income per share, diluted	$1.16	$0.55
Cash dividends	$0.48	$0.48
Average basic shares outstanding	3,710,802	3,691,517
Average diluted shares outstanding	3,727,886	3,707,094

PERFORMANCE RATIOS:
Net interest margin(1)	3.64%	3.85%
Return on average assets	0.72%	0.35%
Return on average equity	8.89%	4.25%
Efficiency ratio(2)	70.72%	68.98%

Net loan charge-offs	$1,391	$6,278
Net loan charge-offs to average loans	0.31%	1.38%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.